Exhibit 99.1

8400 E. Crescent Parkway, Suite 600
Greenwood Village, Colorado 80111
(303) 784-5350
www.gatossilver.com

GATOS SILVER ANNOUNCES INITIATION OF EXPLORATION DRILLING IN THE LOS GATOS REGION

Denver, CO — December 16, 2020 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) is pleased to announce the reactivation of drilling through three separate programs that are collectively estimated to require 58,000 meters of exploration and definition drilling at an expected cost of $6.1 million.

Cerro Los Gatos Infill and Extensional Drilling Program

The first program is an infill and extensional drilling program at the Cerro Los Gatos deposit within the Los Gatos District Joint Venture (“LGJV”) between the Company and Dowa Metals and Mining Co., Ltd.

The Cerro Los Gatos measured and indicated (“M&I”) resources are currently comprised of 10.4 million tonnes at 269 g/t silver, 5.5% zinc, 2.7% lead and 0.34 g/t gold. Within the M&I resources, 9.6 million tonnes are classified as proven and probable reserves and incorporated into the current mine plan. This latest program will target the inferred resources depicted in Figure 1 with drilling to start in the SE3 block of the deposit. The Cerro Los Gatos mineralization remains open to the northwest and southeast along the deposit’s strike trend. Gatos Silver expects this program to convert a substantial portion of the current inferred resources to M&I and discover additional inferred resources. Once completed, the Company intends to incorporate the additional M&I resources into a new mine plan that will increase the proven and probable reserves and further support a possible expansion of Cerro Los Gatos’ production rate from 2,500 tpd to 3,000 tpd.

Drilling began on December 5, 2020 and the LGJV expects this program to cost about $2.8 million for this 27,000-meter definition and extension drilling program with completion anticipated by June 2021.

Figure 1 - Cerro Los Gatos Resources (Longitudinal View)

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Los Gatos District Resource Expansion

In early 2021, the LGJV intends to initiate a second $2.7 million exploration program to expand resources throughout the Los Gatos District. The initial target is an estimated 19,000-meter campaign at the Esther mineralized zone, to expand its initial NI 43-101 compliant indicated resource of 0.46 million tonnes at 133 g/t silver, 2.1% zinc, 0.7% lead and inferred resource of 2.29 million tonnes at 98 g/t silver, 3.0% zinc, and 1.6% lead. Esther is located about four kilometers from Cerro Los Gatos and contains similar styles of mineralization and geochemistry. The Company believes that further drilling may materially expand the size and mineral tenor of this resource.

Figure 2 – Mineral Discoveries within the Los Gatos District (District Boundary Outlined in Blue)

Santa Valeria Project

In early 2021, Gatos Silver also plans to start a concurrent 5,400-meter exploration program on its wholly-owned Santa Valeria project outside the LGJV (see Figure 2). The Santa Valeria target has been developed through regional geologic work by Gatos Silver’s exploration team, which defined a large basin structure hosting the mineralization zones within the LGJV. Santa Valeria is geologically comparable to Cerro Los Gatos and may contain similar mineral content.

Stephen Orr, the Company’s Chief Executive Officer, said “The commencement of this extensive program, continues Gatos Silver’s commitment to create value through advancement of its exceptional assets. The multiple identified zones of mineralization located in the highly prospective Los Gatos District, position the Company to add substantial new resources on the extensive LGJV mineral rights package as well as its 100%-owned mineral rights at Santa Valeria. We are looking forward to deploying a portion of Gatos Silver’s recently raised funds to continue building upon our exploration success through identifying additional areas of mineral endowment and further upgrading the existing resource inventory.”

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About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. To-date, 14 zones of mineralization have been defined within the district and all are characterized by silver-zinc-lead epithermal mineralization. More than 85% of the approximately 103,087-hectare mineral rights package has yet to be drilled, representing a highly prospective and underexplored district. The Company recently built and commissioned its first operating mine and mineral processing plant at the Cerro Los Gatos deposit, which is expected to produce 12.2 million silver equivalent ounces annually.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding the expected average annual production are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Certain forward-looking statements are based on assumptions, qualifications and procedures which are set out only in the technical report entitled “Los Gatos Project, Chihuahua, Mexico,” dated July, 2020 with an effective date of July 1, 2020 (the “Los Gatos Technical Report”) filed with the U.S. Securities and Exchange Commission and Canadian securities commissions. Scientific and technical disclosures in this press release were approved by Philip Pyle, Vice President of Exploration and Chief Geologist of Gatos Silver who is a “Qualified Person,” as defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators. For a complete description of assumptions, qualifications and procedures associated with such information, reference should be made to the full text of the Los Gatos Technical Report. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Availability of Other Information About Gatos Silver

Investors and others should note that Gatos Silver communicates with its investors and the public using its company website (https://gatossilver.com/) as well as other channels, including but not limited to presentations, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information Gatos Silver communicates through these channels could be deemed to be material information. As a result, Gatos Silver encourages investors and others interested in Gatos Silver to review the information it disseminates through these channels on a regular basis. The contents of Gatos Silver's website or other channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Investors and Media Contact

Adam Dubas
Chief Administrative Officer
investors@gatossilver.com
(303) 784-5350

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